BRF S.A.

A Publicly Traded Company with Authorized Capital

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

CVM 16269-2

SUMMARY OF THE MINUTES OF THE 7th/14 ORDINARY MEETING OF THE BOARD OF
DIRECTORS

DATE, PLACE AND TIME: July 31, 2014 at 09:00 a.m. at Rua Hungria, 1400 – 5th floor in the city and state of São Paulo. CHAIR:  Abilio Diniz, Chairman, Edina Biava, Secretary. ATTENDANCE: The full complement of board members. The Board of Directors approved the following matters: RESOLUTIONS: 1. Amendment of the Coordination of the Governance and Sustainability Committee: Luiz Fernando Furlan was appointed as responsible for the Coordination of the Governance and Sustainability Committee made up of the following members: Luiz Fernando Furlan, Coordinator; Sergio Ricardo Silva Rosa and Carlos Fernando Costa. 2. Approval of 2nd Quarter 2014 results – The Management Report and Financial Statements for the Fiscal Year ending June 30, 2014 were approved. This matter was discussed jointly with the Audit Committee and the Fiscal Council. 3. Operation in Kuwait – The Board of Directors authorized the Board of Executive Officers to take the necessary measures to conclude the operation consisting of a binding offer with Alyasra Food Company W.L.L., current distributor in the State of Kuwait, for the acquisition of 75% of the retail frozen foods distribution, on the basis of a total enterprise value of US$160 million, incorporating the signature of the binding memorandum of understanding and all the necessary measures in order to conclude the transaction. 4. Other internal Company matters.  These minutes are an extract of the full minutes of the Meeting of the Board of Directors and were signed by the attending Directors. The meeting was concluded on August 4, 2014. (I certify that this is an extract from the original minutes transcribed in Book 3, folios 277 to 282, of the minutes of the Ordinary and Extraordinary Meetings of the Company’s Board of Directors). ABILIO DINIZ, Chairman; SERGIO RICARDO SILVA ROSA, Vice Chairman; CARLOS FERNANDO COSTA; EDUARDO SILVERIA MUFAREJ; JOSÉ CARLOS REIS MAGALHÃES NETO; LUIZ FERNANDO FURLAN; MANOEL CORDEIRO SILVA FILHO; PAULO ASSUNÇÃO DE SOUSA; WALTER FONTANA FILHO; VICENTE FALCONI CAMPOS.

EDINA BIAVA

Secretary